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                                                                 Exhibit (d)(30)

                 AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT

         The Portfolio Management Agreement ("Agreement") made the 1st day of May 1998, and subsequently amended on January 28, 2000 and December 21, 2001 between Pacific Life Insurance Company ("Pacific Life"), a life insurance company domiciled in California, Goldman Sachs Asset Management, a separate operating division of Goldman Sachs & Co. ("Goldman Sachs", "Portfolio Manager"), a partnership organized and existing under the laws of the State of New York, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Amendment to the Portfolio Management Agreement, which is dated as of September 17, 2002.

         WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company; and

         WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the I-Net Tollkeeper Portfolio; and

         WHEREAS, pursuant to the Agreement, Pacific Life and the Fund have appointed Goldman Sachs as Portfolio Manager to the I-Net Tollkeeper Portfolio and Goldman Sachs has accepted such appointment; and

         WHEREAS, Pacific Life, Goldman Sachs and the Fund desire to amend the Agreement in accordance with the provisions set forth in this Amendment;

         NOW THEREFORE, in consideration of the mutual premises and covenants contained in this Amendment, the parties agree to amend the Agreement by replacing the Fee Schedule with the following:

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                               PACIFIC SELECT FUND
                                  FEE SCHEDULE
                         GOLDMAN SACHS ASSET MANAGEMENT



                        Portfolio:    I-Net Tollkeeper Portfolio

         The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the I-Net Tollkeeper Portfolio at an annual rate equal to 0.70%.

         These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

         This Amendment shall take effect on November 1, 2002.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first indicated above.


                         PACIFIC LIFE INSURANCE COMPANY


By: /s/ Thomas C. Sutton                 By: /s/ Audrey L. Milfs
    --------------------------------         ----------------------------------
Name:  Thomas C. Sutton                      Name:  Audrey L. Milfs
Title: Chairman of the Board &               Title: Secretary
       Chief Executive Officer


                         GOLDMAN SACHS ASSET MANAGEMENT


Attest: /s/ Peter V. Bonanno             By: /s/ James McNamara
------------------------------------         ----------------------------------
Name:  Peter V. Bonanno                  Name:  James McNamara
Title: Vice President                    Title: Managing Director


                               PACIFIC SELECT FUND


Attest: /s/ Audrey L. Milfs              By: /s/ Thomas C. Sutton
------------------------------------         ----------------------------------
Name:  Audrey L. Milfs                   Name:  Thomas C. Sutton
Title: Secretary                         Title: Chairman of the Board & Trustee

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